Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2021, with respect to the financial statements and supplemental schedules included in the Annual Report of IPC Group 401(k) Plan (formerly known as Intertape Polymer Corp. USA Retirement Savings Plan) on Form 11-K for the years ended December 31, 2020 and 2019. We hereby consent to the incorporation by reference of said report in the Registration Statements of Intertape Polymer Group Inc. on Forms S-8 (File Nos. 333-89763 effective October 27, 1999, 333-67732 effective August 16, 2001, 333-97961 effective August 12, 2002, 333-108077 effective August 19, 2003, 333-114960 effective April 28, 2004, 333-114954 effective April 28, 2004, 333-135599 effective July 5, 2006, and 333-184797 effective November 7, 2012, 333-211929 effective June 9, 2016, and 333-211931 effective June 9, 2016).

/s/ FRAZIER & DEETER, LLC
Tampa, Florida
June 24, 2021